Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 11, 2013
Registration Statement Nos. 333-187623,
333-187623-01 and 333-187623-02

$1BLN+ FORD CREDIT FLOORPLAN MASTER OWNER TRUST A (FORDF) 2013-3 & 2013-4

JOINT-LEADS:  CA, HSBC, JPM, MS

CO-MANAGERS:  Commerzbank, Lloyds

SELLING GROUPS: TOUSSAINT, WILLIAMS	*100% POT*

CLASS	AMT(MM)	WAL	S&P/F	E.FINAL	L.FINAL	PRICED	YLD%	CPN%	$PX
13-3 A1	$200.000	1.99	AAA/AAA	06/15/15	06/15/17	EDSF+30	0.799	0.79	99.98485
13-3 A2	$400.000	1.99	AAA/AAA	06/15/15	06/15/17	1ML+30			100.00000
13-3 B	$27.451	1.99	AA/AA	06/15/15	06/15/17	EDSF+65	1.149	1.14	99.98768
13-3 C	$39.216	1.99	A/A	06/15/15	06/15/17	EDSF+80	1.299	1.29	99.98920
13-3 D	$23.529	1.99	BBB/BBB	06/15/15	06/15/17	EDSF+125	1.749	1.74	99.99480

13-4 A	$400.00	4.99	AAA/AAA	06/15/18	06/15/20	1ML+55			100.00000
13-4 B	$18.301	4.99	AA/AA	06/15/18	06/15/20	IS+80	2.111	2.10	99.99161
13-4 C	$26.144	4.99	A/A	06/15/18	06/15/20	IS+100	2.311	2.29	99.95313
13-4 D	$15.686	4.99	BBB/BBB	06/15/18	06/15/20	IS+150	2.811	2.79	99.97825

EXPECTED PRICING:	PRICED
EXPECTED SETTLE:	06/18/2013
FIRST PAY DATE:	07/15/2013
EXPECTED RATINGS:	S&P/FITCH
REGISTRATION:	SEC REGISTERED
ERISA ELIGIBLE:	YES
MIN DENOMS:	$1K x $1K
BLOOMBERG TICKER:	FORDF 2013-3 & FORDF 2013-4
BILL & DELIVER:	J.P. MORGAN
CUSIPS:	13-3 A1: 34528QCK8	13-4 A: 34528QCR3
	13-3 A2: 34528QCL6	13-4 B: 34528QCS1
	13-3 B: 34528QCM4	13-4 C: 34528QCT9
	13-3 C: 34528QCN2	13-4 D: 34528QCU6
13-3 D: 34528QCP7

The issuer has filed a registration statement (including a prospectus) with the SEC for this offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.